WARRANT PURCHASE AGREEMENT


                            BETWEEN


                    AFGL INTERNATIONAL, INC.


                              AND


                   INTERNATIONALE NEDERLANDEN
                   (U.S.) CAPITAL CORPORATION











                    Dated as of May 31, 1996




                       TABLE OF CONTENTS

                                                             Page

RECITALS:                                                       1

SECTION 1 Definitions                                           1

          (a)                                       Defined Terms     1

SECTION 2 Purchase and Sale of Warrants; Closing               11

SECTION 3 Investment Representations                           12

SECTION 4 Conditions Precedent                                 12

SECTION 5 Warranties, etc.                                     13

          (a)                         Credit Agreement Warranties     13
          (b)                              Power, Authority, etc.     13
          (c)                                   Due Authorization     13
          (d)Absence of Takeover Statutes                     14
          (e)                                      Validity, etc.     14
          (f)         Capitalization and Ownership of the Company     14
          (g)              Authorization and Issuance of Warrants     15
          (h)                                     Securities Laws     15
          (i)                             No Integration of Issue     15

SECTION 6  Covenants                                           15

          (a)                  Financial and Business Information     16
          (b)                          Public Company Information     17
          (c)           Maintenance of Corporate Existences, etc.     17
          (d)                    Maintenance of Books and Records     17
          (e)                             Inconsistent Agreements     17
          (f)                                   Organic Documents     17
          (g)                        Transactions with Affiliates     18
          (h)              Issuance of Additional Rights, Options
              and Warrants                                     18
          (i)                               Antitakeover Statutes     18
          (j)                              Governmental Approvals     18
          (k)                                  Issuance of Shares     18

SECTION 7 Warrant Certificates                                 19

SECTION 8 Execution of Warrant Certificates                    19

SECTION 9 Registration                                         19

SECTION 10.               Registration of Transfers and Exchanges     19

SECTION 11.          Exercise of Warrants; Conversion of Warrants     21

SECTION 12.                                      Payment of Taxes     23

SECTION 13.             Mutilated or Missing Warrant Certificates     23

SECTION 14.                        Reservation of Warrant Shares      23

SECTION 15. Adjustment of Exercise Price and Number
                                   of Warrant Shares Issuable 24

           (a) Reorganization of the Company.                 24
           (b) When Issuance or Payment May Be Deferred.      25

SECTION 16.                                  Fractional Interests     26

SECTION 17.                             Notice to Warrant Holders     26

SECTION 18.                      Cash Distributions and Dividends     27

SECTION 19.                          Put Rights; Tag-Along Rights     28

           (a) Put by Holders                                 28
           (b) Closing                                        28
           (c) Restrictions on Purchase                       29
           (d) Tag-Along Rights                               30
           (e) Limitation on Put Rights of Others             31
           (f) Severability                                   31

SECTION 20.                                               Notices     31

SECTION 21.                                    Costs and Expenses     32

SECTION 22.                                       Indemnification     33

SECTION 23.                                            Successors     34

SECTION 24.                                           Termination     34

SECTION 25.                                         Governing Law     34

SECTION 26.                            Benefits of this Agreement     34

SECTION 27.                                          Counterparts     35

SECTION 28.                                    Amendments; Waiver     35

SECTION 29.                                  Waiver of Jury Trial     35

SECTION 30.                                          Jurisdiction     35

SECTION 31.                                  Specific Performance     36

SECTION 32.                                       Confidentiality     36

SECTION 33.                                      Entire Agreement     36


Exhibit A Form of Series E Warrant Certificate
Exhibit B Schedule of Exceptions
Exhibit C Holders of 5% of More of the Company's Stock
Exhibit D Existing Registration Rights


                  WARRANT PURCHASE AGREEMENT

          THIS WARRANT PURCHASE AGREEMENT (this "Agreement") is made and entered into as of May 31, 1996 by and between AFGL INTERNATIONAL, INC., a Nevada corporation (the "Company"), and INTERNATIONALE NEDERLANDEN (U.S.) CAPITAL CORPORATION, a Delaware corporation (the "Purchaser").

                     W I T N E S S E T H:

RECITALS:

          A. Simultaneously herewith, the Purchaser is entering into a Credit Agreement, dated of even date herewith, by and among the Company, the Purchaser and various other lenders that may become parties thereto (the "Lenders") and the Purchaser in its capacity as Agent for the Lenders (the "Agent");

          B. It is a condition precedent to the extensions of credit by the Purchaser to the Company contemplated by the Credit Agreement that the Company agree to issue to the Purchaser (1) Series E Warrants initially exercisable for 575,000 shares of Series E Convertible Preferred Stock, par value $0.001 per share, of the Company ("Series E Convertible Preferred Stock") for an exercise price of $0.02 per share;

          C. Shares of Series E Convertible Preferred Stock are convertible, at the option of each of the holders thereof, into shares of common stock, par value $.01 per share, of the Company
(the "Common Stock"); and

          D. The Purchaser and the Company desire to set forth in this Agreement the terms and provisions of the Series E
Warrants (the "Warrants") and the conditions to the issuance and sale of the Warrants to the Purchaser;

          NOW, THEREFORE, in consideration of the premises and the agreements herein set forth and to induce the Purchaser to proceed with the transactions contemplated by the Credit Agreement, the parties hereto, intending to be legally bound, hereby agree as follows:

          SECTION 1.  Definitions.

          (a) Defined Terms. Capitalized terms appearing herein and not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement (irrespective of whether the Credit Agreement is in effect or has been terminated). The following terms (whether or not underscored) when used in this Agreement, including its preamble and recitals, shall, except where the context otherwise requires, have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof):

          "Affiliate" of any Person means any other Person which, directly or indirectly, controls or is controlled by or under common control with such Person (excluding any trustee under, or any committee with responsibility for administering, any Plan). A Person shall be deemed to be "controlled by" any other Person if such other Person possesses, directly or indirectly, power (a) to vote 5% or more of the securities having ordinary voting power for the election of directors of such Person, or (b) to direct or cause the direction of the management or policies of such Person whether by contract or otherwise; provided that no Lender shall be deemed to constitute an Affiliate of the Company solely by virtue of holding Warrants or Warrant Shares.

          "Agent" is defined in Recital A.

          "Agreement" means this Warrant Purchase Agreement as in effect on the date hereof and as hereafter amended, supplemented, restated or otherwise modified.

          "Authorized Officer" means, relative to the Company, those officers of the Company whose signature, incumbency and authority shall have been certified to the Agent and the Lenders pursuant to Section 4.1.1 or Section 4.2.1 of the Credit Agreement.

          "Business Day" means any day which is neither a Saturday or Sunday nor a legal holiday on which banks are authorized or required to be closed in New York, New York.

          "Capitalized Lease Liabilities" shall have the meaning set forth in the Credit Agreement.

          "Cash Equivalent Investment" means, at any time:

          (a) any direct obligation issued or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, or issued by any state or political subdivision or public instrumentality thereof, (i) which has a remaining maturity at the time of purchase of not more than one (1) year or which is subject to a repurchase agreement with any Lender or any Eligible Lending Institution exercisable within one (1) year from the time of purchase so long as such direct obligation remains in the possession of the Borrower or in the possession of any Lender and (ii) which, in the case of obligations of any state or political subdivision or public instrumentality thereof, is rated AA or better by Moody's Investors Service, Inc.;

          (b) certificates of deposit, time deposits, demand deposits and bankers' acceptances, having a remaining maturity at the time of purchase of not more than one (1) year, issued by any Lender or by any Eligible Lending Institution;

          (c)   corporate  obligations rated Prime-1  by  Moody's
Investors Service, Inc. or A-1 by Standard & Poor's Corporation, having a remaining maturity at the time of purchase of not more than one (1) year;

          (d) shares of funds registered under the Investment Company Act of 1940, as amended, having assets of at least $100,000,000 which invest only in obligations described above and which shares are rated by Moody's Investors Service, Inc. or Standard & Poor's Corporation in one of the two highest rating categories assigned by such agencies for obligations of such nature.

          "Certificate of Designation" means the Certificate of Designation, Preferences and Rights for the Series E Convertible
Preferred Stock filed with the Secretary of State of Nevada on May 29, 1996.

          "Change in Control" means (i) the failure of Gary S. Goldstein to own at least 85% of the Stock of the Company which he owns on the Closing Date, provided, however, that any Stock of the Company sold or transferred to the Company in satisfaction of the Goldstein Note shall not be considered for the purposes of this clause (i), or (ii) the failure of either (A) Gary S. Goldstein to be the Chief Executive Officer and President of the Company and to be actively involved in the management of the Company and its Subsidiaries or (B) any two of the following individuals to be actively involved in the management of the Company and its Subsidiaries at any time prior to the third anniversary of the Closing Date or thereafter, at least one of the following three individuals to be actively involved in the management of the Company and its Subsidiaries at any time prior to the fifth anniversary of the Closing Date: (1) Irene Cohen,
(2) Michael List, and (3) Ron Wendlinger, (iii) the acquisition by any Person or group of Persons of beneficial ownership of more than 20% of the outstanding Stock of the Company (within the meaning of Section 13(d) or 14(d) of the Exchange Act and the applicable rules and regulations thereunder); provided, however, that this clause (iii) shall not apply to an underwriter(s) who acquires Stock of the Company in connection with a public offering of Stock of the Company which is being underwritten by such underwriter(s), or (iv) during any period of 12 consecutive months (whether commencing before or after the Closing Date), the failure of individuals who on the first day of such period were directors of the Company (together with any replacement or additional directors who were nominated or elected by a majority of directors then in office) to constitute a majority of the Board of Directors of the Company.

          "Closing" means the closing of the sale and purchase of the Warrants as contemplated hereby.

          "Closing Date" means May 31, 1996, the date of the Closing.

          "Common Stock" means shares now or hereafter authorized of any class of common stock of the Company and any other capital stock of the Company, however designated, that has the right (subject to any prior rights of any class or series of preferred stock) to participate in any distribution of the assets upon voluntary or involuntary liquidation, dissolution or winding up of the Company or in the earnings of the Company without limit as to per share amount, and shall include, without limitation, the presently authorized 20,000,000 shares of Common Stock, $0.01 par value per share, of the Company. "Common Stock" shall not include preferred or special stock.

          "Company"is defined in the preamble to this Agreement.

          "Contract Value per Share" means the value determined in accordance with paragraphs (i), (ii) and, if the Company is not a Public Company, (iii) below, and shall equal the highest number yielded by such determination:

          (i) If the Common Stock is traded on a national securities exchange or quoted in a national inter-dealer quotation system, the Contract Value per Share determined pursuant to this paragraph (i) shall be an amount equal to the average of the Quoted Prices for Common Stock for the thirty (30) consecutive trading days commencing forty-five
     (45) trading days before the date of determination.

          (ii) The Contract Value per Share determined pursuant to this paragraph (ii) shall equal the quotient of (A) five and one half (5.5) times trailing twelve months EBITDA as of the end of the end of the last fiscal month immediately preceding a Put Date, minus (1) the outstanding principal amount of Funded Indebtedness as of the last day of the fiscal month ending immediately prior to the date of determination, plus (2) cash and Cash Equivalent Investments on the balance sheet of the Company and its Subsidiaries as of the last day of the fiscal month ending immediately prior to the date of determination, all determined in accordance with GAAP, divided by (B) the sum of (1) the number of shares of Common Stock outstanding on the date of determination, plus (2) the number of Warrant Shares purchasable and receivable upon exercise of the rights represented by the Warrant Certificates as of the date of determination.

          (iii)      If the Company is not a Public Company,  the
     Contract  Value  per  Share  determined  pursuant  to   this
     paragraph (iii) shall be equal to the Fair Market Value per Share.

          "Conversion Right" is defined in Section 11(b).

          "Convertible Securities" means any evidences of indebtedness, shares of stock or other securities which are convertible into or exchangeable, with or without payment of additional consideration in cash or property, for shares of Stock, either immediately or upon the occurrence of a specified date or a specified event.

          "Credit Agreement" means the Credit Agreement, dated of even date herewith, by and among the Company, the Purchaser and various other Lenders that may become parties thereto and the Purchaser as Agent for the Lenders, as in effect on the date hereof and as hereafter amended, supplemented, restated or otherwise modified.

          "EBITDA" shall have the meaning specified for such term in the Credit Agreement as in effect on the Closing Date.

          "Eligible Lending Institution" means a financial institution having a branch or office in the United States and having capital and surplus and undivided profits aggregating at least $100,000,000 and whose long-term debt securities are rated Prime-1 or better by Moody's Investor Service, Inc. or A-1 or better by Standard & Poor's Corporation.

          "Exchange  Act"  means the Securities Exchange  Act  of
1934, as amended from time to time.

          "Excluded Shares" means (i) shares of Common Stock to be issued upon exercise or conversion of the Company's Series A Convertible Preferred Stock, Series B Convertible Preferred Stock, Series C 8% Convertible Preferred Stock, Series D 8% Convertible Preferred Stock and the Warrants, (ii) shares of Stock issued on exercise of warrants to purchase Common Stock which the Board of Directors has, by resolution duly adopted prior to May 31, 1996, authorized to be granted or issued, not to exceed 809,711 shares, and (iii) shares of Stock issued to officers, directors or employees of, or consultants to, the Company upon exercise of any stock option granted prior to the Closing Date not in excess of 701,113 shares plus shares issued or options granted to employees pursuant to a stock option plan approved in good faith by the Board of Directors of the Company after the Closing Date not exceeding 500,000 shares.

          "Exercise Price" means the Series E Exercise Price.

          "Fair Market Value per Share" means the fair market value of a share of Common Stock of the Company, and shall be equal to the quotient of (A) the fair market value of the Company and its Subsidiaries taken as a whole on the date of determination, taking into account all the factors relevant thereto, including, without limitation, the highest of the prices that could be obtained from an arms'-length sale without time constraints of (1) all or substantially all of the assets of the Company and the Subsidiaries subject to or after satisfaction of all liabilities of the Company and the Subsidiaries or (2) all of the Fully Diluted Shares of Common Stock of the Company, whether by stock sale, merger, consolidation or otherwise, divided by (B) the number of Fully Diluted Shares of Common Stock on the date of determination. In no event shall the Fair Market Value per Share be reduced or discounted on the basis that any securities to be valued on the basis of such Fair Market Value per Share may represent the right to acquire a minority interest in the Company or may not be freely transferable under federal or state securities laws, or for any other reason. The Fair Market Value per Share shall be determined as provided in clause (a) or (b) below, as applicable.

          (a) In any circumstances in which the Fair Market Value per Share is required to be determined, not later than ten
(10) days following the date as of which such determination is required to be made, the Board of Directors of the Company shall determine in good faith the Fair Market Value per Share, and the Company shall give to the Holders (or, if such determination affects less than all of the Holders, to the Holders so affected) prompt written notice of such determination. If within thirty
(30) days after the date such notice is given, the Company and the Required Holders agree upon the Fair Value per Share, then the Fair Market Value per Share shall be as so agreed. If within such 30-day period, the Company and the Required Holders do not agree upon such Fair Market Value per Share, then the Fair Market Value per Share shall be determined as provided in clause (b) of this definition.

          (b) If the Required Holders and the Company do not agree upon such Fair Market Value per Share within the 30-day period specified in clause (a) of this definition, then the
Required Holders and the Company shall appoint a recognized investment banking firm of national reputation, reasonably acceptable to the Required Holders and the Company. If the Company and the Required Holders cannot agree on the appointment of a mutually acceptable investment banking firm, or if the firm so appointed declines or fails to serve, then the Required Holders and the Company shall each choose one such investment banking firm and the respective firms so chosen shall appoint another recognized investment banking firm of national reputation. The investment banking firm so selected shall appraise the value of the Company (which shall be in the form of a written report signed by such investment banking firm), and such appraised value of the Company determined as herein provided shall be final and conclusive and binding on the Company and the Holders. If the appraised value of the Company as determined by such investment banking firm is equal to or less than that determined by the Board of Directors of the Company in accordance with clause (a) of this definition, then all fees and expenses of such investment banking firm shall be paid by the Required Holders requesting such appraisal. If the appraised value of the Company as determined by such investment banking firm is greater than that determined by the Board of Directors in accordance with clause (a) of this definition, then all fees and expenses of such investment banking firm shall be paid by the Company.

          "Fiscal Quarter" means any quarter of a Fiscal Year.

          "Fiscal  Year"  means  each  accounting  period  ending
December 31.

          "Fully Diluted Shares" means, as of any date of determination, the number of shares of Common Stock of the Company equal to the sum of (i) the number of shares of Common Stock outstanding on such date of determination, plus (ii) the number of Warrant Shares receivable upon conversion of all outstanding Warrants as of such date of determination pursuant to
Section 11(b), plus (iii) the number of shares of Common Stock that would be issued in respect of all Option Securities of the Company outstanding and immediately exercisable as of such date of determination if such Option Securities were to be converted into shares of Common Stock in accordance with the following formula:

          X  =  Y (A - B)
                  A

          where:          X     =    the number of shares  to  be
issued to the holders of
                              such Option Securities;

                    Y    =    the number of shares for which such
Option
                              Securities are exercisable;

                    A = the Fair Market Value per Share determined on the basis of the then outstanding Common Stock and assuming that all Option Securities outstanding are converted to Common Stock as of the
                              date of determination;  and

                    B     =    the exercise price for such Option
Securities.

          "Funded Indebtedness" means (i) the indebtedness under the Credit Agreement, (ii) Capitalized Lease Liabilities, and
(iii) all other indebtedness of the Company and its Subsidiaries which matures more than one year from the date of its creation or matures within one year from such date but is renewable or extendable, at the option of the Company or any of its Subsidiaries, to a date more than one year from such date or arises under an agreement which obligates the lender or lenders to extend credit during a period of more than one year from such date.

          "GAAP" means generally accepted accounting principles in effect from time to time in the United States.

          "Governmental Authority" means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

          "Holders" means, collectively, Purchaser and any subsequent registered holders, from time to time, of Warrant Securities; provided, however, that the rights of any Holder under this Agreement shall terminate when all Warrant Shares beneficially owned by such Holder have been effectively registered under the Securities Act and sold pursuant to a Registration Statement or Shelf Registration Statement covering such Holder's Warrant Shares.

          "Indemnified Liabilities" is defined in Section 22.

          "Indemnified Parties" is defined in Section 22.

          "Legally Available Funds" means, with respect to any purchase of Warrant Securities pursuant to Section 19(a), the amount of funds of the Company legally available therefor under the corporate laws under which the Company is organized and existing.

          "Lenders" is defined in Recital A.

          "Lien" means any mortgage, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, lien (statutory or other), adverse claim or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any financing lease involving substantially the same economic effect as any of the foregoing and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction).

          "Loans" shall have the meaning set forth in the  Credit
Agreement.

          "Obligations" means all obligations of the Company with respect to the repayment or performance of any obligations (monetary or otherwise) of the Company arising under or in connection with the Credit Agreement, the "Notes" or the other "Loan Documents" (as such terms are defined in the Credit Agreement) and the Warrant Documents.

          "Option Securities" is defined in Section 15.

          "Organic Document" means, relative to any Person, its articles or certificate of incorporation or organization or certificate of limited partnership, its by-laws, partnership or operating agreement or other organizational documents, and all stockholders agreements, voting trusts and similar arrangements applicable to any of its Stock or partnership interests or other ownership interests, in each case, as amended.

          "Person"   means   any  natural  person,   corporation,
partnership,   limited  liability  company,  firm,   association,
government, governmental agency or any other entity, whether acting in an individual, fiduciary or other capacity.

          "Preferred Stock" means shares now or hereafter authorized of any class of capital stock of the Company other than Common Stock, and shall include, without limitation, the presently authorized 5,000,000 shares of Preferred Stock of which
(i) 2,800 shares have been designated Series A 8% Convertible Preferred Stock, $0.001 par value, 2,800 shares of which are outstanding, (ii) 6,858 shares have been designated Series B Convertible Preferred Stock, $0.001 par value, 6,858 shares of which are outstanding, (iii) 150 shares have been designated Series C 8% Convertible Preferred Stock, $0.001 par value, 101.74 shares of which are outstanding, (iv) 80 shares have been designated Series D 8% Convertible Preferred Stock, $0.001 par
value,       of  which  are outstanding, (v)  575,000  shares  of
Series E Convertible Preferred Stock, $0.001 par value, of which no shares are outstanding, and (vi) 4,415,112 shares are undesignated and unissued.

          "Prospective Purchaser" shall have the meaning set forth in Section 19(d).

          "Public Company" means a company (i) which is subject to the reporting requirements of Section 15(d) of the Exchange
Act,  or (ii) any of whose securities are registered pursuant  to
Section 12(b) or 12(g) of the Exchange Act.

          "Put Closing Date" is defined in Section 19(b).

          "Put Event" means any of the following: (a) any representation or warranty of the Company under any Warrant Document is or shall be incorrect when made in any material respect; (b) the Company shall default in the due performance and observance of any of its obligations under any Warrant Document and such default shall have continued for a period of thirty (30) days after written notice thereof has been given to the Company by the Required Holders; (c) an Event of Default shall have occurred and be continuing under the Credit Agreement; (d) a merger or consolidation of the Company with or into any other
Person or any acquisition of the Company by means of a share exchange; and (e) a Change of Control.

          "Put Exercise Notice" is defined in Section 19(a).

          "Put Purchase Price" is the amount payable to each Holder for such Holder's Warrant Securities, as calculated in accordance with Section 19(a).

          "Put Notice" is the written notice to the Company specifying the number and type of Warrant Securities with respect to which the Put Right is being exercised.

          "Put Right" is the right of each Holder to require that the Company purchase all or any portion of the Warrant Securities then owned by such Holder.

          "Quoted Price" of Common Stock for each day means the last reported sales price of Common Stock on such day as reported by NASDAQ or, if Common Stock is listed on a national securities exchange, the last reported sales price of Common Stock on such exchange (which shall be consolidated trading if applicable to such exchange) on such day, or if not so reported or listed, the average of the last reported bid and ask prices of Common Stock on such day, in each case as appropriately adjusted for any stock splits or reverse stock splits occurring after the Closing Date.

          "Registration Rights Agreement" means the Registration Rights Agreement, dated of even date herewith, between the Company and the Purchaser, as in effect on the date hereof and as hereafter amended, supplemented, restated or otherwise modified.

          "Registration Statement" is defined in the Registration
Rights Agreement.

          "Regulatory Approval" means each and every approval, consent, filing and registration by or with any federal, state or other regulatory authority (domestic or foreign) necessary to authorize or permit the execution, delivery or performance of this Agreement or any other Warrant Document, for the validity or enforceability hereof or thereof or for the consummation of the transactions contemplated hereby or thereby.

          "Required Holders" means Holders holding at least 66-2/3% of the Warrant Securities outstanding (treating all Warrants as fully exercised for the Warrant Shares to which Holders would be entitled upon exercise of such Warrants) or, if any matter affects the interest of less than all of the Holders, then
Holders holding at least 66-2/3% of the Warrant Securities so affected, as the context may require.

          "Restriction on Purchase" exists if, at the time of a Put Closing, (i) the purchase of such Warrant Securities would result in a default under or a breach of any Restrictive Provision (assuming that the covenants applicable to the Company at the end of the Fiscal Quarter in which such purchase is to occur were applicable on the date of such purchase), or (ii) the Company would not have sufficient Legally Available Funds to pay the Purchase Price for the Warrant Securities.

          "Restrictive Provision" means any of the financial covenants contained in Section 6.2.4 or the negative covenants contained in Section 6.2.8 of the Credit Agreement, in each case as the same may be amended from time to time; provided, however, that to the extent noncompliance with any such covenant as a result of the purchase by the Company of Warrant Securities is waived in accordance with Section 9.1 of the Credit Agreement, such covenant shall not constitute a Restrictive Provision.

          "SEC" means the Securities and Exchange Commission.

          "Securities Act" means the Securities Act of 1933, as amended from time to time.

          "Securities Legend" is defined in Section 10.

          "Selling Holder" is defined in Section 19(c).

          "Selling Holder Notice" is defined in Section 19(d).

          "Selling Holder Offer" is defined in Section 19(d).

          "Series E Convertible Preferred Stock" means the Series
E Convertible Preferred Stock, $0.001 par value per share, of the Company, convertible into Common Stock at the option of the Holder.

          "Series E Exercise Price" means an amount per share equal to $0.02.

          "Series E Warrant Certificates" means the certificates evidencing the Series E Warrants in the form of Exhibit A.

          "Series E Warrants" means the warrants referred to in clause (1) of Recital B as evidenced by the Series E Warrant
Certificates.

          "Stock" means any capital stock of the Company.

          "Shelf  Registration  Statement"  is  defined  in   the
Registration Rights Agreement.

          "Subsidiary" of any corporation means any other corporation greater than 50% of the outstanding shares of Stock of which having ordinary voting power for the election of directors is owned directly or indirectly by such corporation, and, except as otherwise indicated herein, references to Subsidiaries shall refer to Subsidiaries of the Company.

          "Substitute Securities" is defined in Section 15.

          "Transfer Agent" is defined in Section 14.

          "Warrant  Certificates" means,  the  Series  E  Warrant
Certificates.

          "Warrant Documents" means, collectively, this Agreement, the Warrants, the Registration Rights Agreement, the Certificate of Designation and any other document, instrument or agreement executed or delivered in connection with any of the foregoing to which the Company is a party, but excluding the Credit Agreement and the other Loan Documents (as defined in the Credit Agreement).

          "Warrant Securities" means, collectively, the Warrants and Warrant Shares.

          "Warrant Shares" means the securities which a Holder may acquire upon exercise or conversion of a Warrant, together with any other securities which such Holder may acquire on account of any such securities, including, without limitation, as the result of the shares of Series E Convertible Preferred Stock being converted into shares of Common Stock and/or any dividend or other distribution on Common Stock, any split-up of such Common Stock, or in accordance with a recapitalization, merger, consolidation, share exchange, reorganization or other transaction or series of related transactions in which shares of Common Stock are changed into or exchanged for securities of another corporation or the exercise of any preemptive right (or the exercise or conversion of any security which such Holder may acquire in connection with the exercise of any preemptive right) with respect to any such Common Stock.

          "Warrants" means the Series E Warrants together with any warrants issued in substitution or replacement therefor.

          (b) Cross-References. Unless otherwise specified, references in this Agreement to any Article or Section are references to such Article or Section of this Agreement, and unless otherwise specified, references in any Article, Section, or definition to any clause are references to such clause of such Section, Article or definition.

          SECTION 2.  Purchase and Sale of Warrants; Closing.

          (a) The Company hereby agrees to sell to the Purchaser and, subject to the provisions of Section 4, the Purchaser hereby agrees to purchase from the Company for a total purchase price of $1.00 Series E Warrants to purchase 575,000 shares of Series E Convertible Preferred Stock of the Company for an initial exercise price of $0.02 per share.

          (b) The sale and purchase of the Warrants shall take place at the Closing at the offices of Christy & Viener, 620 Fifth Avenue, New York, New York 10020-2457, at 10:00 a.m. on May 31, 1996, or such other place and time as may be agreed upon by the Purchaser and the Company. At the Closing, the Company will deliver to the Purchaser, upon payment therefor, (1) Series E Warrant Certificates in the form of Exhibit A evidencing the Series E Warrants to be purchased by the Purchaser in such denomination or denominations as the Purchaser may request and registered in its name or the name of its nominee and dated the Closing Date.

          SECTION 3. Investment Representations. Purchaser represents and warrants that it is purchasing the Warrants and any Warrant Shares issuable upon exercise or conversion of the Warrants for its own account, for investment purposes and not with a view to the distribution thereof; provided, however, that the foregoing representation shall not be construed as imposing any limitation on the Purchaser's right to transfer any of the Warrants or Warrant Shares that is not otherwise expressly set forth in the Warrant Documents or required under applicable law. Each Holder agrees that it will not, directly or indirectly, offer, transfer, sell, assign, pledge, hypothecate or otherwise dispose of any of the Warrant Securities (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of the Warrant Securities), except in compliance with the Securities Act and applicable state securities laws. Each Holder agrees that it will not transfer, sell, assign, pledge, hypothecate or otherwise dispose of any of the Warrant Securities if any such disposition would cause the Company to be required to register any Warrant Securities pursuant to Section 12(g) of the Exchange Act.

          SECTION 4. Conditions Precedent. The obligation of the Purchaser to purchase the Series E Warrants on the Closing Date pursuant to Section 2 hereof shall be subject to the prior or concurrent satisfaction of each of the conditions precedent set forth in this Section 4, except as the Purchaser shall otherwise consent:

          (a) the accuracy of the representations set forth in this Agreement and in the other Warrant Documents in all material respects;

          (b) the compliance by the Company in all material respects with all covenants and agreements required to be performed by it on or prior to the Closing;

          (c)    the   satisfaction  of  all  of  the  conditions
precedent set forth in Sections  4.1 through 4.2.6 of the  Credit
Agreement;

          (d)    Purchaser's  receipt  of  Warrant   Certificates
registered in Purchaser's name (or in the name of a nominee of Purchaser) evidencing the Warrants;

          (e)   Purchaser's  receipt of the  Registration  Rights
Agreement with respect to the Warrants, in form and substance satisfactory to Purchaser, duly executed and delivered by the Company and dated the Closing Date;

          (f) Purchaser's receipt of a copy of the Company's articles of incorporation including provisions satisfactory to the Purchaser relating to the Company's capital structure, certified as of a recent date by the Secretary of State of Nevada.

          (g) Purchaser's receipt of a certificate of the secretary or an assistant secretary of the Company, together with true and correct copies of the resolutions of the Board of Directors and, to the extent necessary, the stockholders of the Company authorizing or ratifying the execution, delivery and performance of this Agreement and the other Warrant Documents, authorizing the adoption and filing of the Certificate of Designation and authorizing the creation and issuance of the Warrants and the Warrant Shares; and setting forth the names of the Authorized Officers of the Company executing this Agreement and the other Warrant Documents, together with a sample of the true signature of each such Authorized Officer;

          (h)   Purchaser's receipt of certified  copies  of  all
documents  evidencing  any  other  necessary  corporate   action,
consents and governmental approvals or filings (if any) with respect to this Agreement and the other Warrant Documents;

          (i) Purchaser's receipt of opinions, dated the Closing Date, from Christy & Viener, counsel to the Company, and Kravitz, Schnitzer & Sloane, special Nevada counsel to the Company, in form and substance satisfactory to Purchaser and its counsel, and covering such matters as the Purchaser may request;

           (j) All proceedings taken in connection with the transactions contemplated by this Agreement and the other Warrant Documents shall be satisfactory in form and substance to Purchaser and its counsel, and Purchaser and its counsel shall have received copies (executed or certified as may be appropriate) of all documents, instruments and agreements which Purchaser or its counsel may request in connection with the consummation of such transactions.

          SECTION 5. Warranties, etc. In order to induce Purchaser to enter into this Agreement, to engage in the transactions contemplated herein and in the other Warrant Documents and to purchase the Warrants hereunder, the Company represents and warrants unto Purchaser as set forth in this
Section 5, except as provided in the Schedule of Exceptions attached as Exhibit B, each and all of which representations and warranties are made as of the Closing Date and shall survive the execution and delivery of this Agreement and the Closing hereunder:

          (a)    Credit  Agreement  Warranties.   Each   of   the
representations and warranties of the Company set forth in the Credit Agreement is true and correct.

          (b) Power, Authority, etc. The Company has full power and authority to enter into and perform its obligations under this Agreement and each of the other Warrant Documents.

          (c) Due Authorization. The Certificate of Designation has been duly adopted pursuant to applicable law, has been duly filed with the Nevada Secretary of State and is in full force and effect. The execution and delivery by the Company of this Agreement and each of the other Warrant Documents, the performance by the Company of its obligations hereunder and thereunder and the issuance of the Warrants hereunder by the Company have been duly authorized by all necessary corporate action, do not require any Regulatory Approval (except those Regulatory Approvals already obtained), do not and will not conflict  with,  result in any violation of,  or  constitute  any default under, any provision of any Organic Document of the Company or any Subsidiary, any agreement or instrument to which the Company or any of it's Subsidiaries is a party or by which it or any of its property is bound, or any law or governmental regulation or court decree or order and will not result in or require the creation or imposition of any Lien on any of the Company's or any Subsidiary's properties pursuant to the provisions of any such agreement or instrument. No vote (including any vote under the rules of any securities exchange or trading system or market on which any of the Company's securities are listed or traded) on the part of the stockholders of the Company, other than those which have been obtained, is required to approve or authorize the adoption and filing of the Certificate of Designation, any of the transactions contemplated by this Agreement, any of the other Warrant Documents or any of the Loan Documents or the authorization of the issuance of Series E Convertible Preferred Stock or the Warrant Securities or any shares of capital stock to be issued pursuant to the Loan
Documents. None of the transactions contemplated by this Agreement, any of the other Warrant Documents or any of the Loan Documents (including the issuance of Series E Convertible Preferred Stock, the Warrant Securities or any shares of capital stock to be issued pursuant to the Loan Documents) will give rise to any payment or the acceleration of any obligation (whether with or without the passage of time or upon the occurrence of any event) to any director, officer or employee of the Company or any Subsidiary.

          (d) Absence of Takeover Statutes. The Board of Directors of the Company has approved for purposes of Sections
78.411 through 78.444 inclusive of the Nevada Revised Statutes (the "Nevada Business Combination Statute-Combinations with Interested Stockholders) the transactions contemplated by this Agreement, the Warrant Documents and the issuance of the Warrant Securities. No other "fair price," "moratorium," "control share acquisition," "shareholder protection", or similar antitakeover statute will apply to any Holder, this Agreement, any of the other Warrant Documents or the authorization or issuance of the Warrant Securities. The Company is not a party to, and is not subject to, any stockholder rights plan, rights agreement or similar agreement, arrangement or understanding, other than as may result from the place of incorporation or domicile of any Holder.

          (e) Validity, etc. This Agreement and each of the other Warrant Documents constitutes the legal, valid and binding obligations of the Company enforceable in accordance with their respective terms, subject to (i) the effect of any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors' rights generally; and (ii) the effect of general principles of equity (regardless of whether considered in a proceeding in equity or at law).

          (f) Capitalization and Ownership of the Company. The authorized capital stock of the Company consists of (1)
20,000,000 shares of Common Stock, 4,899,592 of which will be outstanding on the Closing Date; and (2) 5,000,000 shares of Preferred Stock of which (i) 2,800 shares have been designated Series A 8% Convertible Preferred Stock, $0.001 par value, 2,800 shares of which are outstanding, (ii) 6,858 shares have been designated Series B Convertible Preferred Stock, $0.001 par value, 6,858 shares of which are outstanding, (iii) 150 shares have been designated Series C 8% Convertible Preferred Stock, $0.001 par value, 101.74 shares of which are outstanding, (iv) 80 shares have been designated Series D 8% Convertible Preferred
Stock,  $0.001 par value,       shares of which are  outstanding,
(v) 575,000 shares have been designated Series E Convertible Preferred Stock, $0.001 par value, of which no shares are outstanding; and (vi) 4,415,112 shares are undesignated and unissued. The record and, to the best knowledge of the Company, beneficial ownership of five percent (5%) or more of the outstanding capital stock of the Company as of the Closing Date is set forth in Exhibit C. All such outstanding shares are duly authorized, validly issued, fully paid and nonassessable, and are not, and will not have been, issued in violation of any preemptive rights. Except as set forth in Exhibit C, no issued, no authorized but unissued and no treasury shares of capital stock of the Company are subject to any preemptive right, option, warrant, right of conversion or purchase or any similar right issued or granted by the Company or, to the best knowledge of the Company, by any of its shareholders. Except as set forth in the Organic Documents of the Company or in Section 19, there are no agreements or understandings with respect to the voting, sale or transfer of any shares of capital stock of the Company to which the Company or, to the best knowledge of the Company, any of its Affiliates is a party.

          (g) Authorization and Issuance of Warrants. The issuance of the Warrants has been duly authorized and, upon delivery to Purchaser of the Warrant Certificates therefor in accordance with the terms hereof, the Warrants will have been validly issued and fully paid and nonassessable, free and clear of all Liens and the issuance thereof will not give rise to any preemptive rights. The issuance of the shares of Series E Convertible Preferred Stock subject to the Warrants has been duly authorized and, when issued upon exercise of the Warrants in accordance with the terms thereof, such shares will have been validly issued and will be fully paid and nonassessable. The issuance of the shares of Common Stock issuable upon conversion of the Series E Convertible Preferred Stock has been duly authorized and, when issued upon conversion of the Series E Convertible Preferred Stock in accordance with the terms thereof, such shares will have been validly issued and will be fully paid and nonassessable and the issuance thereof will not give rise to any preemptive rights. 575,000 shares of Series E Convertible Preferred Stock have been duly reserved for issuance upon the exercise of the Warrants. Except as set forth in the Registration Rights Agreement and on Exhibit D, no Person has the right to demand or any other right to cause the Company to file any registration statement under the Securities Act relating to any securities of the Company or any right to participate in the any such registration.

          (h) Securities Laws. In reliance on the investment representations contained in Section 3, the offer, issuance, sale and delivery of the Warrants to the Purchaser as provided in this Agreement, the issuance and delivery of Series E Convertible Preferred Stock upon the exercise of the Warrants by the Purchaser, and the conversion of the Series E Convertible Preferred Stock into Common Stock, are and will be exempt from the registration requirements of the Securities Act and all applicable state securities laws, as such laws are currently in effect.

          (i) No Integration of Issue. Neither the Company nor any Person authorized or employed by the Company as agent, broker or otherwise in connection with the offering of the Warrants has offered the Warrants for sale to, or solicited any offers to buy the Warrants from, or otherwise approached or negotiated or communicated in respect thereof with, anyone other than Purchaser. Neither the Company nor any Person acting on behalf of the Company will sell or offer any class of securities to, or solicit any offers to buy any class of securities from, or otherwise approach, negotiate or communicate in respect thereof with, any Person so as to require the registration of the Warrants under the Securities Act or any applicable state securities laws.

          SECTION  6.  Covenants.  The Company agrees  with  each
Holder that, until the termination of this Agreement pursuant  to
Section 24 hereof, the Company will perform the obligations set forth in this Section 6:

          (a) Financial and Business Information. For so long as the Company is not a Public Company, the Company will furnish, or will cause to be furnished, to each Holder copies of the following financial statements, reports and information:

               (i) promptly when available and in any event within ninety (90) days after the close of each Fiscal Year, a consolidated and consolidating balance sheet at the close of such Fiscal Year, and related consolidated and consolidating statements of operations, retained earnings, and cash flows for such Fiscal Year, of the Company and its Subsidiaries (with comparable information at the close of and for the prior Fiscal
          Year), certified (in the case of consolidated statements) without qualification by Mortenson & Co., Inc. or other independent public accountants satisfactory to the Required Holders, together with a report containing a description of projected business prospects (including capital expenditures) and management's discussion and analysis of the financial condition and results of operation of the Company and its Subsidiaries; and

               (ii) promptly when available and in any event within forty-five (45) days after the close of each Fiscal Quarter, consolidated and consolidating balance sheets at the close of such Fiscal Quarter, and consolidated and consolidating statements of operations, retained earnings, and cash flows for such Fiscal Quarter and for the period commencing at the close of the previous Fiscal Year and ending with the close of such Fiscal Quarter, of the Company and its Subsidiaries (with comparable information at the close of and for the corresponding Fiscal Quarter of the prior Fiscal Year and for the corresponding portion of such prior Fiscal Year), certified by the chief financial or executive officer of the Company, together with a brief report containing management's discussion and analysis of the financial condition and results of operations of the Company and its Subsidiaries (including a discussion and analysis of any changes compared to prior results) generally similar in scope to that which would be required in a quarterly report on Form 10-Q filed under the Exchange Act (delivery to the Holders of such a quarterly report on Form 10-Q with respect to any Fiscal Quarter will satisfy the requirements of this clause (a)(ii) with respect to such Fiscal Quarter.

               (iii) promptly when available and in any event within thirty (30) days after the close of each calendar month of each Fiscal Year consolidated and consolidating balance sheets at the close of such month, and consolidated and consolidating statements of operations, retained earnings, and cash flows for such month and for the period commencing at the close of the previous Fiscal Year and ending with the close of such month, of the Company and Subsidiaries (with comparable information at the close of and for the corresponding month of the prior Fiscal Year and for the corresponding portion of such prior Fiscal Year), certified by the principal accounting or chief financial Authorized Officer of the Company, together with a description of projected business prospects (including capital expenditures) and a brief report containing management's discussion and analysis of the financial condition and results of operations of the Company and its Subsidiaries (including a discussion and analysis of any changes compared to prior results); and

               (iv) promptly upon the sending or filing thereof, copies of all reports that the Company sends to its security holders generally, and copies of all reports and registration statements that the Company or any of its Subsidiaries files with the Securities and Exchange Commission or any national securities exchange; and


          (b) Public Company Information. During any period while the Company is a Public Company:

               (i) Filings. The Company will file with the SEC on or before the required date all regular or periodic reports required pursuant to the Exchange Act and deliver to each Holder, promptly upon its becoming available, one copy of each report, notice or proxy statement sent by the Company to its stockholders generally, and of each regular or periodic report filed pursuant to the Exchange Act and any registration statement, prospectus or written communication (other than transmittal letters) pursuant to the Securities Act filed by the Company with (i) the SEC or (ii) any national securities exchange; and

               (ii) Rule 144. The Company will make publicly available information concerning the Company sufficient to allow any Holder to dispose of all or a portion of the Warrant Securities pursuant to Rule 144 (or any successor provision) promulgated by the SEC under the Securities Act.

           (c) Maintenance of Corporate Existences, etc. Except as permitted pursuant to Section 6.2.10 of the Credit Agreement, the Company will cause to be done at all times all things necessary to maintain and preserve the corporate existences of the Company and its Subsidiaries.

          (d)   Maintenance  of Books and Records.   The  Company
will, and will cause each Subsidiary to, keep books and records reflecting all of its business affairs and transactions in accordance with GAAP.

          (e) Inconsistent Agreements. The Company will not, and will not permit any Subsidiary to, enter into any agreement containing any provision which would be violated or breached by the issuance of the Warrants or the Warrant Shares or by the performance by the Company or any Subsidiary of its obligations under this Agreement or under any other Warrant Documents.

          (f) Organic Documents. So long as any Warrant Securities are outstanding, the Company's articles of incorporation shall contain the provisions regarding the Series E Convertible Preferred Stock set forth in its Organic Documents as constituted on the date hereof. The Company shall not permit to occur any amendment, alteration or modification to its Organic Documents, as constituted on the date hereof, the effect of which, in Purchaser's or the Required Holders' judgment, would be to alter, impair or adversely affect either the rights and benefits of Purchaser or the Holders or the duties and obligations of the Company under this Agreement and the other Warrant Documents.

          (g) Transactions with Affiliates. The Company will not, and will not permit any Subsidiary to, enter into, or cause, suffer or permit to exist:

          (i) any arrangement or contract with any of its Affiliates of a nature customarily entered into by Persons which are Affiliates of each other (including management or similar contracts or arrangements relating to the allocation of revenues, expenses or otherwise) requiring any payments to be made by the Company or any of its Subsidiaries to any Affiliate, other than (i) any arrangement solely among the Company and its wholly-owned Subsidiaries, and (ii) the Merger; and

          (ii) any other transaction, arrangement or contract with any of its Affiliates which is on terms which are less favorable than are obtainable in a transaction from any Person which is not one of its Affiliates.

          (h) Issuance of Additional Rights, Options and Warrants. The Company will not issue any rights, options or warrants to subscribe for or purchase or otherwise acquire Common Stock or Convertible Securities, whether or not the right to exercise such rights, options or warrants or to convert or exchange such Convertible Securities is immediately exercisable or is conditioned upon the passage of time, an occurrence or non-occurrence of some other event, or both, other than any rights, options or warrants which constitute Excluded Shares.

          (i) Antitakeover Statutes. The Company shall take all action necessary to avoid the application of any "fair price," "moratorium," "control share acquisition," "business combination," "shareholder protection" or similar antitakeover statute to the transactions contemplated by this Agreement or any other Warrant Document (including the issuance of the Warrant Securities).

          (j) Governmental Approvals. The Company will, and will cooperate with the Holders to, secure all necessary consents, approvals, authorizations and exemptions from all governmental authorities in connection with the exercise of the Warrants, the issuance of shares of Series E Convertible Preferred Stock upon exercise of the Warrants and the issuance of shares of Common Stock upon the conversion of such shares of Series E Convertible Preferred Stock.

          (k) Issuances of Shares. The Company will not issue any shares of Series E Convertible Preferred Stock other than pursuant to the exercise of the Warrants.

          SECTION   7.    Warrant  Certificates.    The   Warrant
Certificates to be delivered pursuant to this Agreement shall be in registered form only as provided in Section 9 and in the form set forth as Exhibit A.

          SECTION 8. Execution of Warrant Certificates. Warrant Certificates shall be signed on behalf of the Company by the duly authorized officers of the Company under its corporate seal. Each such signature upon the Warrant Certificates may be in the form of a facsimile signature of the duly authorized officers of the Company and may be printed or otherwise reproduced on the Warrant Certificates and for that purpose the Company may adopt and use the facsimile signature of any person who shall have been a duly authorized officer of the Company, notwithstanding the fact that at the time the Warrant Certificates shall be delivered or disposed of such person shall have ceased to hold such office. The seal of the Company may be in the form of a facsimile thereof and may be impressed, affixed, imprinted or otherwise reproduced on the Warrant Certificates. In case any officer of the Company who shall have signed any of the Warrant Certificates shall cease to be such officer before the Warrant Certificates so signed shall have been disposed of by the Company, such Warrant Certificates nevertheless may be delivered or disposed of as though such person had not ceased to be such officer of the Company; and any Warrant Certificate may be signed on behalf of the Company by any person who, at the actual date of the execution of such Warrant Certificate, shall be a proper officer of the Company to sign such Warrant Certificate although at the date of the execution of this Agreement such person was not such officer.

          SECTION 9. Registration. The Company shall number and register the Warrant Certificates in a register as they are issued. The Company may deem and treat the registered holder(s) of the Warrant Certificates as the absolute owner(s) thereof
(notwithstanding  any  notation of  ownership  or  other  writing thereon made by anyone) for all purposes and shall not be affected by any notice to the contrary.

          SECTION  10.  Registration of Transfers and  Exchanges.
(a) The Company shall from time to time register the transfer of any outstanding Warrant Certificates in a Warrant register to be maintained by the Company upon surrender of such Warrant Certificates accompanied by a written instrument or instruments of transfer in form reasonably satisfactory to the Company, duly executed by the registered Holder or Holders thereof or by the duly appointed legal representative thereof or by a duly authorized attorney; provided, however, that prior to effecting such transfer, the transferee shall agree (in a form reasonably satisfactory to the Company) to be bound by the terms of this Agreement, including, without limitation, Section 19. Upon any such registration of transfer, a new Warrant Certificate shall be issued to the transferee(s) and the surrendered Warrant Certificate shall be canceled and disposed of by the Company. Until the Warrant Certificate is transferred on the Warrant register of the Company, the Company may treat the Holder as shown in the Warrant register as the absolute owner of the Warrant Certificate for all purposes, and notwithstanding any notice to the contrary. The Company agrees that it will make the Warrant register available for inspection by the Holders during normal business hours at its office and that the Holders may rely on the Warrant register for purposes of complying with the preceding sentence.

          (b) The Warrants shall be transferable in whole or in part and, in the event that a Warrant Certificate is transferred in respect of fewer than all the Warrants evidenced by the Warrant Certificate, a new Warrant Certificate evidencing the remaining Warrant or Warrants will be issued and delivered pursuant to the provisions of this Section 10 and of Section 8.

          (c) If any transfer of Warrants or Warrant Shares is not made pursuant to an effective registration statement under the Securities Act, the Holder will, if reasonably requested by the Company, deliver to the Company an opinion of counsel, which may be counsel to the Holder but which must be reasonably satisfactory to the Company, reasonably satisfactory in form, scope and substance to the Company, that such Warrants or Warrant Shares may be sold without registration under the Securities Act and applicable state securities laws, as well as:

               (1) an investment covenant reasonably satisfactory to the Company signed by the proposed transferee (except that no such covenant will be required in connection with a transfer effected in accordance with Rule 144A under the Securities Act);

               (2)   an  agreement  by  such  transferee  to  the
     impression of the restrictive legends set forth below on the Warrant Certificate or on the certificate evidencing such Warrant Shares.
The Holders agree that each Warrant Certificate and each certificate representing Warrant Shares will bear the following legend (the "Securities Legend"):

               "THE   SECURITIES  REPRESENTED  BY  THIS
               CERTIFICATE  HAVE  NOT  BEEN  REGISTERED
               UNDER  THE  SECURITIES ACT OF  1933,  AS
               AMENDED,  OR ANY STATE SECURITIES  LAWS.
               SAID  SECURITIES  MAY  NOT  BE  SOLD  OR
               TRANSFERRED  IN  THE  ABSENCE  OF   SUCH
               REGISTRATION  OR  AN  EXEMPTION,  OR  AN
               OPINION OF COUNSEL (WHICH MAY BE COUNSEL
               TO  THE HOLDER) AS TO AN EXEMPTION, FROM
               THE  REGISTRATION PROVISIONS OF SAID ACT
               OR LAWS."

Notwithstanding the foregoing provisions of this Section 10, the restrictions upon the transferability of the Warrant Securities and the Securities Legend requirement set forth above in this
Section  10  shall terminate as to any of the Warrant  Securities
(i) when and so long as such Warrant Security shall have been effectively registered under the Securities Act and disposed of pursuant thereto or (ii) when the Company shall have received an opinion of counsel reasonably satisfactory to it that such Securities Legend is not required in order to ensure compliance with the Securities Act and applicable state securities laws. Whenever the restrictions imposed by this Section 10 shall terminate as to any Warrant Security, as hereinabove provided, the Holder thereof shall be entitled to receive from the Company, at the expense of the Company, a new Warrant Certificate or certificate for Warrant Shares bearing the following legend in place of the Securities Legend set forth above:

               "THE RESTRICTIONS ON TRANSFERABILITY  OF
               THE   SECURITIES  REPRESENTED  BY   THIS
               CERTIFICATE        TERMINATED         ON
               ______________,  19__,  AND  ARE  OF  NO
               FURTHER FORCE AND EFFECT."

The Holders further agree that each Warrant Certificate and each certificate representing Warrant Shares will bear the following legend:

               "THE   SECURITIES  REPRESENTED  BY  THIS
               CERTIFICATE ARE SUBJECT TO THE TERMS  OF
               A  WARRANT PURCHASE AGREEMENT, DATED  AS
               OF    MAY   31,   1996,   BETWEEN   AFGL
               INTERNATIONAL, INC. (THE "COMPANY")  AND
               INTERNATIONALE    NEDERLANDEN     (U.S.)
               CAPITAL  CORPORATION (THE  "PURCHASER"),
               AND  A  REGISTRATION  RIGHTS  AGREEMENT,
               DATED  AS  OF  MAY 31, 1996,  AMONG  THE
               COMPANY  AND  THE PURCHASER,  COPIES  OF
               EACH  OF  WHICH ARE ON FILE AT THE  MAIN
               OFFICE  OF  THE COMPANY.   ANY  SALE  OR
               TRANSFER OF THE SECURITIES EVIDENCED  BY
               THIS CERTIFICATE IS SUBJECT TO THE TERMS
               OF  THOSE  AGREEMENTS AND  ANY  SALE  OR
               TRANSFER OF SUCH SECURITIES IN VIOLATION
               OF SAID AGREEMENTS SHALL BE INVALID."

Warrant Certificates may be exchanged at the option of the Holder(s) thereof when surrendered to the Company at its office for another Warrant Certificate or other Warrant Certificates of like tenor and representing in the aggregate a like number of Warrants, including, without limitation, upon an adjustment in the Exercise Price or in the number of Warrant Shares purchasable upon exercise of the Warrants. Warrant Certificates surrendered for exchange shall be canceled and disposed of by the Company.

          SECTION 11. Exercise of Warrants; Conversion of Warrants. (a) Subject to the terms of this Agreement, each Holder shall have the right, which may be exercised at any time or from time to time prior to May 31, 2004, to receive from the Company the number of fully paid and nonassessable Warrant Shares which such Holder may at the time be entitled to receive on exercise of all or any part of the Warrants and payment of the appropriate Exercise Price then in effect for such Warrant Shares. A Warrant may be exercised upon surrender to the Company at its office designated for such purpose (the address of which is set forth in Section 20) of the certificate or certificates evidencing the Warrants to be exercised with the form of election to purchase attached thereto properly completed and signed, upon payment to the Company of the appropriate Exercise Price for the number of Warrant Shares in respect of which such Warrants are then exercised. Payment of the aggregate Exercise Price shall be made in cash or by check payable to the order of the Company. Upon such surrender of Warrant Certificates and payment of the appropriate Exercise Price, the Company shall issue and cause to be delivered with all reasonable dispatch (and in any event within five (5) Business Days of such surrender and payment) to or upon the written order of the Holder, and in the name of the Holder or the Holder's nominee, a certificate or certificates for the number of full Warrant Shares issuable upon the exercise of such Warrants together with such other property (including cash) and securities as may then be deliverable upon such exercise, including cash for fractional Warrant Shares as provided in
Section 16. Such certificate or certificates shall be deemed to have been issued and the Person so named therein shall be deemed to have become a holder of record of such Warrant Shares as of the date of the surrender of such Warrant Certificates and payment of the Exercise Price.

          (b) Subject to the terms of this Agreement, each Holder shall have the right (the "Conversion Right"), which may be exercised at any time or from time to time prior to May 31, 2004, to convert the Warrants, in whole or in part, into the number of fully paid and nonassessable Warrant Shares calculated pursuant to the following formula:

                          X   =   Y (A-B)
                                    A

     where:         X    =    the number of Warrant Shares to  be
issued to the Holders;

               Y     =     the number of Warrant Shares for which
the Conversion Right
                          is being exercised;

               A     =     the Fair Market Value per Share as  of
the  date  of  exercise of                       such  Conversion
Right; and

               B     =    the Exercise Price with respect to such
Warrants.

A Warrant may be converted upon surrender to the Company at its office designated for such purpose (the address of which is set forth in Section 20) of the certificate or certificates evidencing the Warrants to be converted with the form of election to convert attached thereto properly completed and signed. Upon such surrender of Warrant Certificates, the Company shall issue and cause to be delivered with all reasonable dispatch (and in any event within ten (10) Business Days of such surrender) to or upon the written order of the Holder, and in the name of the Holder or the Holder's nominee, a certificate or certificates for the number of full Warrant Shares issuable upon the conversion of such Warrants together with such other property (including cash) and securities as may then be deliverable upon such conversion, including cash for fractional Warrant Shares as provided in
Section 16. Such certificate or certificates shall be deemed to have been issued and the Person so named therein shall be deemed to have become a holder of record of such Warrant Shares as of the date of the surrender of such Warrant Certificates.

          (c) The Warrants shall be exercisable and convertible, at the election of the Holders thereof, either in full or from time to time in part, and in the event that a Warrant Certificate is exercised or converted in respect of fewer than all of the Warrant Shares issuable pursuant to such Warrant Certificate at any time prior to the date of expiration of the Warrants, a new Warrant Certificate evidencing the remaining Warrant or Warrants will be issued and delivered pursuant to the provisions of this
Section 11 and of Section 8. All Warrant Certificates surrendered upon exercise or conversion of Warrants shall be canceled and disposed of by the Company. The Company shall keep copies of this Agreement and any notices received hereunder available for inspection during normal business hours at its office. The Company will furnish, at its expense, copies of this Agreement and all such notices, upon request, to any Holder of any Warrant Certificates.

          SECTION 12. Payment of Taxes. The Company will pay all stamp and transfer taxes in connection with the issuance, sale and delivery of the Warrants hereunder, as well as all such taxes attributable to the initial issuance of Warrant Shares upon the exercise of Warrants and payment of the appropriate Exercise Price or upon conversion of the Warrants. The Company will not, however, be required to pay any tax or other similar charges imposed in connection with any transfer of any Warrant Securities. Nothing herein shall be construed as requiring the Company to pay any taxes imposed in respect of income realized by any Holder upon the purchase, transfer or exercise of Warrants.

          SECTION 13. Mutilated or Missing Warrant Certificates. Upon receipt by the Company of evidence reasonably satisfactory to the Company (which shall include an affidavit of the Holder) that any Warrant Certificate shall have been mutilated, lost, stolen or destroyed and, in the case of loss, theft or destruction, a customary indemnity agreement from the Holder of such Warrant Certificate, the Company shall issue, in exchange and substitution for and upon cancellation of the mutilated Warrant Certificate, or in lieu of and substitution for the Warrant Certificate lost, stolen or destroyed, a new Warrant Certificate of like tenor and representing an equivalent number of Warrants.

          SECTION 14. Reservation of Warrant Shares. The Company will at all times that any Warrant is exercisable reserve and keep available, free from preemptive or similar rights, out of the aggregate of its authorized but unissued capital stock or its authorized and issued capital stock held in its treasury, for the purpose of enabling it to satisfy any obligation to issue Warrant Shares upon exercise of Warrants, (i) the maximum number of shares of each class of capital stock constituting a part of the Warrant Shares which may then be deliverable upon the exercise of all outstanding Warrants and (ii) the maximum number of shares of each class of capital stock of the Company which may then be delivered upon the conversion of all issued Warrant Shares into Common Stock of the Company. The Company shall cause all shares of Common Stock into which shares of Series E Convertible Preferred Stock issuable upon exercise of the Warrants are convertible to be (x) listed (or to be listed subject to notice of issuance) on each securities exchange on which shares of Common Stock are listed, or (y) admitted for trading in any inter-dealer quotation system on which shares of Common Stock are traded. The Company or, if appointed, the transfer agent for shares of each class of capital stock of the Company (the "Transfer Agent") and every subsequent transfer agent for any shares of the Company's capital stock issuable upon the exercise of the Warrants will be irrevocably authorized and directed at all times to reserve such number of authorized shares as shall be required for such purpose. The Company will keep a copy of this Agreement on file with the Transfer Agent and with every subsequent transfer agent for any shares of the Company's capital stock issuable upon the exercise of the rights of purchase represented by the Warrants or of the rights of conversion of the Warrant Shares. The Company will furnish such Transfer Agent a copy of all notices of adjustments, and certificates related thereto, transmitted to each Holder pursuant to Section 17. Before taking any action which would cause an adjustment pursuant to Section 15 to the maximum number of Warrant Shares deliverable upon the exercise of all outstanding Warrants above the then authorized number of shares of Series E Convertible Preferred Stock, the Company shall cause to be authorized additional shares of Series E Convertible Preferred Stock such that such maximum number of shares of Series E Convertible Preferred Stock deliverable upon exercise of all outstanding Warrants does not exceed the number of shares of Series E Convertible Preferred Stock authorized pursuant to the Organic Documents of the Company. Before taking any action which would cause an adjustment pursuant to Section 15 to reduce the Exercise Price below the then par value (if any) of the Warrant Shares, the Company will take any corporate action which may, in the opinion of its counsel (which may be counsel employed by the Company), be necessary in order that the Company may validly and legally issue fully paid and nonassessable Warrant Shares at the Exercise Price as so adjusted.

          SECTION 15. Adjustment of Exercise Price and Number of Warrant Shares Issuable. The Exercise Price and the number of Warrant Shares issuable upon the exercise of each Warrant are subject to adjustment from time to time upon the occurrence of any of the events enumerated in this Section 15.

          (a) Reorganization of the Company. In the event of any capital reorganization, recapitalization or reclassification of the capital stock of the Company, or consolidation, merger or amalgamation of the Company with another entity, any acquisition of capital stock of the Company by means of a share exchange, or the sale, lease, transfer, conveyance or other disposition of all or substantially all of its assets to another entity, then, as a condition of such reorganization, recapitalization, reclassification, consolidation, merger, amalgamation, share exchange or sale, lease, transfer, conveyance or other disposition, lawful and adequate provision shall be made whereby the Holders of the Warrant Certificates shall thereafter have the right to purchase and receive, on the basis and upon the terms and conditions specified in this Agreement and in lieu of the Warrant Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented by the Warrants, such shares of stock, securities, cash or property as may be issued or payable with respect to or in exchange for the number of Warrant Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented by the Warrant Certificates had such reorganization, recapitalization, reclassification, consolidation, merger, amalgamation, share exchange or sale, lease, transfer, conveyance or other disposition not taken place. If such consolidation, merger, amalgamation, share exchange, sale, lease, transfer, conveyance or other disposition is with any Person or group of Persons (within the meaning of Section 13(d) or 14(d) of the Exchange
Act) who shall have made a purchase, tender or exchange offer which was accepted by the holders of not less than twenty percent (20%) of the outstanding shares of Common Stock of the Company, the Holders of the Warrants shall have been given a reasonable opportunity (and, in no event, less than 30 days) to elect to receive, either (x) the stock, securities, cash or property it would have received pursuant to the immediately preceding sentence or (y) the stock, securities, cash or property issued or paid (or to be issued or paid) to holders of the Common Stock in accordance with such offer. In any such case appropriate provision shall be made with respect to the rights and interests of the Holders of the Warrants to the end that the provisions of this Agreement (including, without limitation, provisions for adjustment of the Exercise Price and of the number and type of securities purchasable upon the exercise of the Warrants) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities, cash or property thereafter deliverable upon the exercise of the Warrants. The Company shall not effect any such consolidation, merger, amalgamation, share exchange or sale, lease, transfer, conveyance or other
disposition   unless   prior  to  or  simultaneously   with   the
consummation thereof the successor entity (if other than the Company) resulting from such consolidation, merger or amalgamation, share exchange or the entity purchasing or otherwise acquiring such assets or shares (i) shall assume by a supplemental Warrant Agreement, satisfactory in form, scope and substance to the Required Holders (which shall be mailed or delivered to the registered Holders of the Warrants at the last address of such Holders appearing on the books of the Company) the obligation to deliver to such Holders such shares of stock, securities, cash or property as, in accordance with the foregoing provisions, such Holders may be entitled to purchase (the "Substitute Securities") and (ii) shall assume all of the obligations of the Company set forth in this Agreement and the Registration Rights Agreement. Following such assumption such obligations shall apply to the Substitute Securities rather than to the Warrant Shares. If the issuer of securities deliverable upon exercise of Warrants under the supplemental Warrant Agreement is an Affiliate of the formed, surviving, transferee or lessee entity, such issuer shall join the supplemental Warrant Agreement. The foregoing provisions of this paragraph shall similarly apply to successive reorganizations, recapitalizations, reclassifications, consolidations, mergers, amalgamations, share exchanges, sales, leases, transfers, conveyances or other dispositions.

          (b) When Issuance or Payment May Be Deferred. In any case in which this Section 15 shall require that an adjustment in the Exercise Price be made effective as of a record date for a specified event, the Company may elect to defer until the occurrence of such event (i) issuing to the Holder of any Warrant exercised after such record date the Warrant Shares issuable upon such exercise over and above the Warrant Shares issuable upon such exercise on the basis of the Exercise Price prior to such adjustment and (ii) paying to such Holder any amount in cash in lieu of a fractional share pursuant to Section 16; provided, however, that the Company shall deliver to such Holder a bill or other appropriate instrument evidencing such Holder's right to receive such additional Warrant Shares and cash upon the occurrence of the event requiring such adjustment.

          SECTION 16. Fractional Interests. The Company shall not be required to issue fractional Warrant Shares on the exercise of Warrants. If more than one Warrant shall be presented for exercise in full at the same time by the same Holder, the number of full Warrant Shares which shall be issuable upon exercise thereof shall be computed on the basis of the aggregate number of Warrant Shares purchasable on exercise of the Warrants so presented. If any fraction of the Warrant Shares would, except for the provisions of this Section 16, be issuable on the exercise of any Warrants (or specified portion thereof), the Company shall pay an amount in cash equal to the Fair Market Value per Share on the day immediately preceding the date the Warrant is presented for exercise, multiplied by such fraction.

          SECTION 17. Notice to Warrant Holders. Upon any adjustment of the Exercise Price or number or type of securities purchasable upon exercise of the Warrants pursuant to Section 15, and as otherwise required by Section 15, the Company shall promptly thereafter (i) upon the request of the Required Holders, cause to be filed with the Company a certificate of the chief financial officer of the Company setting forth the Exercise Price and the number and type of securities or other property constituting Warrant Shares after such adjustment and setting forth in reasonable detail the method of calculation and the facts upon which such calculations are based and, in the case of an adjustment pursuant to Section 15, setting forth the number and type of securities or other property constituting Warrant Shares (or portion thereof) issuable, after such adjustment in the Exercise Price or number of Warrant Shares purchasable upon exercise of the Warrants, upon exercise of a Warrant and payment of the adjusted Exercise Price, and (ii) cause to be given to each of the Holders of the Warrant Certificates written notice of such adjustments, together with a copy of such certificate. Where appropriate, such notice may be given in advance and included as a part of the notice required to be given under the other provisions of this Section 17. In the event:

          (a) the Company shall authorize the issuance to holders (although not necessarily to all such holders) of shares of Stock or rights, options or warrants to subscribe for or purchase or otherwise acquire shares of Stock or of any other securities or property (including securities of any other issuer) or of any other subscription rights, options or warrants; or

          (b) the Company shall authorize the payment of any dividend or distribution to holders of shares of Stock of cash, Stock or other securities or property (including securities of any other issuer) of the Company; or

          (c) of any capital reorganization, reclassification or recapitalization of the capital stock of the Company, or any amalgamation, consolidation or merger to which the Company is a party, or any acquisition of capital stock of the Company through a share exchange, or of the sale, lease, conveyance, transfer or other disposition of the properties and assets of the Company substantially as an entirety, or a purchase, tender or exchange offer for shares of Common Stock or other securities constituting part of the Warrant Shares (whether by the Company or some other party); or

          (d) of the voluntary or involuntary dissolution, liquidation or winding up of the Company; or

          (e) the Company proposes to take any action which would require an adjustment of the Exercise Price or number of Warrant Shares purchasable upon exercise of the Warrants pursuant to Section 15;

then the Company shall cause to be given to each of the Holders, at least 20 days prior to the applicable record date hereinafter specified (or promptly in the case of events for which there is no record date), a written notice stating (as applicable) (i) the date as of which the holders of record of shares of Stock entitled to receive any such rights, options, warrants or dividends or distribution are to be determined, (ii) the date on which any such reclassification, recapitalization or reorganization, consolidation, merger, amalgamation, share exchange, sale, lease, conveyance, transfer, disposition, dissolution, liquidation or winding up is expected to become effective or be consummated, or (iii) the initial expiration date set forth in any purchase, tender or exchange offer for shares of Stock, and the date as of which it is expected that holders of record of shares of Stock or other securities constituting a part of the Warrant Shares (or securities into which the Warrant Shares may be converted) shall be entitled to exchange such shares or securities for securities or other property, if any, deliverable upon such reclassification, recapitalization, reorganization, consolidation, merger, amalgamation, share exchange, sale, lease, conveyance, transfer, disposition, dissolution, liquidation or winding up. The failure to give the notice required by this Section 17 or any defect therein shall not affect the legality or validity of any distribution, right, option, warrant, reorganization, recapitalization, reclassification, consolidation, merger, amalgamation, share exchange, sale, lease, conveyance, transfer, disposition, dissolution, liquidation or winding up, or the vote upon any action. Nothing contained in this Agreement or in any of the Warrant Certificates shall be construed as conferring upon the Holders the right to vote or to consent as stockholders in respect of the meetings of stockholders or the election of members of the Board of Directors of the Company or any other matter, or any rights whatsoever as stockholders of the Company.

          SECTION 18. Cash Distributions and Dividends. If the Company pays a dividend or makes a distribution to the holders of its Stock of any securities (other than Stock) or property (including cash and securities of other companies) of the Company, or any rights, options or warrants to purchase securities (other than Stock) or property (including securities of other companies) of the Company, then, simultaneously with the payment of such dividend or the making of such distribution, and as a condition precedent to its right to do so, it will pay or distribute to the Holders of Series E Warrant Certificates an amount of property (including without limitation cash) and/or securities (including without limitation securities of other companies) of the Company as would have been received by such Holders had they exercised all of the Series E Warrants represented by the Series E Warrant Certificates immediately prior to the record date (or other applicable date) used for determining stockholders of the Company entitled to receive such dividend or distribution. No adjustment to the Exercise Price shall be made for any distribution of Convertible Securities of the Company to the Holders pursuant to the provisions of this
Section 18.

          SECTION 19.  Put Rights; Tag-Along Rights.

      (a) Put by Holders. Unless the Required Holders have otherwise agreed in writing, at any time and from time to time on or after the occurrence of a Put Event, the Put Right shall be exercisable by each of the Holders. After receipt of a Put Notice from any Holder, the Company will promptly (and in any event within ten (10) days) give written notice (the "Put
Exercise Notice") to each of the other Holders of Warrant Securities that a Put Right has been exercised. Each Holder will have the right to participate in the Put Right and require the Company to repurchase all or any portion of such Holder's Warrant Securities by delivering written notice to the Company within ten
(10) days following receipt of the Put Exercise Notice. All such notices delivered by such other Holders will be deemed to have been delivered as of the date of the initial Put Notice and taken together will be deemed to be one exercise of the Put Right. Upon the exercise by a Holder of the Put Right, the purchase price payable to such Holder (the "Put Purchase Price") by the Company for such Holder's Warrant Securities shall be as follows:

          (i) in the case of Warrants, an amount equal to the product of (A) the Contract Value per Share, multiplied by
     (B) the number of shares of Common Stock that may be acquired upon the conversion by such Holder of the shares of Series E Convertible Preferred Stock that would be received upon exercise of such Holder's Warrants with respect to which the Put Right is being exercised;

          (ii) in the case of Series E Convertible Preferred Stock, an amount equal to the product of (A) the Contract Value per Share, multiplied by (B) the number of shares of Common Stock that may be acquired upon the conversion by such Holder of the shares of Series E Convertible Preferred Stock with respect to which the Put Right is being exercised; and

          (iii) in the case of Common Stock, an amount equal to the product of (A) the Contract Value per Share, multiplied by (B) the number of shares of Common Stock with respect to which the Put Right is being exercised.

Promptly upon the receipt of a Put Notice pursuant to Section 19(a) the Company shall cause the Contract Value per Share to be determined, and shall give written notice of the determination thereof to each Holder, promptly upon the determination thereof and in any event within thirty (30) days following the Company's receipt of the Put Notice. The provisions of this Section 19(a) shall apply until the termination of this Agreement pursuant to
Section 24 to any Person who acquires in any manner any Warrant Securities from any Holder.

     (b) Closing. Each closing of the purchase and sale of any Warrant Securities pursuant to Section 19(a) shall take place on a date (a "Put Closing Date") which is the later of (i) thirty
(30) days after the giving of the Put Notice, and (ii) ten (10) days after determination of the Contract Value per share, provided that if such day is not a Business Day such closing shall be on the next succeeding Business Day. Payment of the Put Purchase Price shall be due and payable in full on the Put Closing Date. The closing of such purchase and sale of Warrant Securities shall take place at 10:00 a.m. on the Put Closing Date at such location in Atlanta, Georgia, or New York, New York, as the Required Holders may reasonably determine and notify the
Company or at such other location as may be agreed to by the Company and the Required Holders. The Put Purchase Price shall be paid in full at each such closing, by wire transfer of immediately available federal funds, and the Warrant Securities to be repurchased at such closing shall be duly endorsed for transfer. Such Warrant Securities shall be free and clear of all liens and encumbrances of any kind, nature and description, other than applicable restrictions under federal and state securities laws, and each Holder shall represent and warrant to the Company to such effect with respect to such Holder's Warrant Securities. The Company will pay all stamp and transfer taxes in connection with the repurchase of the Warrant Securities hereunder.

     (c) Restrictions on Purchase. The Company covenants and agrees that, other than the Restrictive Provisions, it shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of the Required Holders, enter into or agree  to  become  subject to any term, condition,  provision  or agreement that would conflict with or restrict in any way the performance of the Company's obligations under this Agreement or that would by its terms restrict the availability of Legally Available Funds with which to perform such obligations. Anything in this Agreement to the contrary notwithstanding, the Company shall not be required to purchase Warrant Securities under
Section 19(a) if at the time of closing of the purchase and sale of any Warrant Securities pursuant to Section 19(a) there exists any Restrictions on Purchase. Upon receipt of a Put Notice, if the Company's obligations under Section 19(a) at the time of performance would be subject to Restrictions on Purchase, then the Company (i) shall promptly use all reasonable efforts
(excluding the payment of waiver, consent or similar transactional fees, but including reasonable documentation costs and other similar expenses) to cause the Required Lenders to waive compliance with any such Restrictive Provisions and/or to amend the Restrictive Provisions so as to permit the purchase of the Warrant Securities pursuant to this Agreement, (ii) shall not repay, redeem, purchase or otherwise retire any indebtedness for borrowed money of, or any debt securities issued by, the Company in an amount or for a price or other consideration in excess of the principal amount thereof, and (iii) shall not declare or pay any dividend or distribution on any shares of Stock (other than dividends that accrue and cumulate on Preferred Stock in accordance with the terms of such Preferred Stock as is in effect on the date such Put Notice is received by the Company). If, notwithstanding the Company's reasonable efforts required under this Section 19(c), the Company is unable to fulfill its obligations under Section 19(a) because of the existence of one or more Restrictions on Purchase, the Company shall give prompt written notice thereof to each Holder exercising Put Rights, specifying in reasonable detail the nature thereof and the extent, if any, to which the Company would be able to fulfill its obligation to pay the Purchase Price within the Restrictions on Purchase. If any Restrictions on Purchase exist on the proposed Put Closing Date, then at the sole and independent election of each such Holder, and pursuant to written notice given by any such Holder to the Company: (i) such Holder's Put Right shall remain exercised and the closing of the purchase and sale of Warrant Securities pursuant to such Holder's Put Right shall be deferred until not more than five Business Days after all such Restrictions on Purchase cease to exist; provided, however, that, as and to the extent that such Restrictions on Purchase cease to exist, the Company shall promptly make partial payments of the Purchase Price to such Holder, in which case there shall be a series of such closings, each of which shall take place not more than five Business Days after such Restrictions on Purchase have ceased to exist to an extent that would permit such partial payments of the Purchase Price in increments of not less than $100,000 ("Partially Available Funds"); or (ii) the exercise of such Holder's Put Right shall be rescinded and such Holder shall reserve its right to exercise the Put Right at any subsequent time. In the event that any Holders make the election provided in clause (i) of the immediately preceding sentence, the Company shall purchase from such selling Holders that number of Warrant Securities as may be purchased at the Purchase Price using that portion of Partially Available Funds for such purchase as equals the product of (a) all Partially Available Funds, and (b) the ratio of (i) the Warrant Securities originally proposed to be sold by such Holders electing to sell and not electing to rescind pursuant to clause (ii) of the immediately preceding sentence, to
(ii) the Warrant Securities originally proposed to be sold by all Holders (treating all Warrants as fully exercised for the Warrant Shares to which the Holders would be entitled upon exercise of such Warrants). Such purchase shall be made from each selling Holder pro rata based on the ratio of (i) the number of Warrant Securities originally proposed to be sold by such Holder to (ii) the Warrant Securities originally proposed to be sold by all Holders. None of the provisions of this Section 19(c) shall be construed to limit any other right or remedy under applicable law which any Holder may have as a result of the failure by the Company to purchase Warrant Securities as herein provided.

     (d) Tag-Along Rights. Without limitation to the right of any Holder to exercise its Put Right pursuant to Section 19(a), if at any time either the Company or Gary S. Goldstein (each a "Selling Shareholder") shall determine to enter into any transaction or series of transactions that would result in a Change of Control (a "Change of Control Transaction") (any third party proposing to enter into such transaction or transactions being hereinafter referred to in this Section 19(d) as a "Prospective Purchaser"), the Company or Selling Shareholder, as the case may be, and any Prospective Purchaser shall first give written notice (the "Offer Notice") to all of the Holders, specifying the name and address of the Prospective Purchaser and the number of shares, if any, of Stock proposed to be issued, sold, transferred or otherwise disposed of and setting forth in reasonable detail the price, structure and other terms and conditions of the Change of Control Transaction, as applicable. The Offer Notice shall represent the offer (the "Offer") from the Prospective Purchaser to each of the Holders of the right to sell to the Prospective Purchaser as a condition to the consummation of the proposed transaction described in the Offer Notice, all Warrant Securities then owned by each Holder to the Prospective Purchaser and, at the option of the Holders, on the same terms and conditions (including price and form of consideration) as are being offered by the Prospective Purchaser to the Company or the Selling Shareholder, as the case may be, or at the Fair Market Value per Share, determined as of the date of the Offer Notice. Each Holder shall have thirty (30) days from the date of receipt of the Offer Notice to give written notice of its intention to accept or reject the Offer. Failure to respond within such thirty-day period shall be deemed notice of rejection. In the event that any Holder gives written notice to the Company or the Selling Shareholder, as the case may be, and the Prospective Purchaser of its intention to accept such Offer, then such written notice, taken in conjunction with the Offer Notice, shall constitute a valid and legally binding agreement, and each of the Holders so giving such written notice shall be entitled to sell to the Prospective Purchaser, contemporaneously with the consummation of the Change of Control Transaction, all of the Warrant Securities at the price specified therefor by such Holder in accordance with this Section 19(d). In the event that all of the Holders reject or are deemed to have rejected the offer represented by the Offer Notice, the Company or the Selling Shareholder, as the case may be, shall be free to proceed to consummate such Change of Control Transaction on the terms and conditions set forth in the Offer Notice, provided that such sale is not otherwise prohibited by any agreement between the Company and the Purchaser. In the event the Company fails to complete the proposed sale, transfer or other disposition within ninety
(90) days after the Holder or Holders rejected or were deemed to have rejected the Offer, such transaction or transactions shall again be subject to the provisions of this Section 19(d). The provisions of this Section 19(d) shall apply until the termination of this Agreement pursuant to Section 24 to any Person who acquires in any manner any Warrant Securities from any Holder.

     (e)   Limitation  on  Put  Rights of  Others.   The  Company
covenants and agrees that, neither the Company nor any of its Subsidiaries shall, directly or indirectly, grant to any Person or agree to or otherwise become obligated in respect of any rights to require the Company or any of its Subsidiaries to purchase securities of the Company upon the demand of any Person. The Company represents and warrants that neither it nor any of its Subsidiaries has previously entered into any agreement granting any such rights to any Person.

     (f) Severability. If any provision of this Agreement shall be held or deemed to be, or shall in fact be, invalid, inoperative or unenforceable as applied to any particular case in any jurisdiction or jurisdictions, or in all jurisdictions or in all cases, because of the conflict of any provision with any constitution, statute, rule or public policy, or for any other reason, such circumstances shall not have the effect of rendering the provision or provisions in question, invalid, inoperative or unenforceable in any other jurisdiction or in any other case or circumstance or of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable to the extent that such other provisions are not themselves actually in conflict with such constitution, statute, rule or public policy, but this Agreement shall be reformed and construed in any such jurisdiction or case as if such invalid, inoperative or unenforceable provision had never been contained herein and such provision reformed so that it would be valid, operative and enforceable to the maximum extent permitted in such jurisdiction or in such case.

          SECTION 20. Notices. All notices, consents, approvals, agreements and other communications provided hereunder shall be in writing or by telecopy and shall be sufficiently given to the Purchaser, the Holders and the Company if addressed or delivered to them at the following addresses:

          If to the Purchaser:     ING Capital
                         135 East 57th Street
                         New York, New York  10022
                         Attention:  Chief Credit Officer
                         Telecopier No.:  (212) 750-8935

          with copies to:     ING Capital
                         Atlanta Office
                         200 Galleria Parkway
                         Suite 950
                         Atlanta, Georgia  30339
                         Attention:  John N. Lanier
                         Telecopier No.:  (770) 951-1005

          and a copy to:      King & Spalding
                         191 Peachtree Street
                         Atlanta, Georgia  30303-1763
                         Attention: Walter W. Driver, Jr., Esq.
                         Telecopier No.:  (404) 572-5100

          If  to  any  other          At its last  known  address
appearing
          Holder:         on  the books of the Company maintained
for such purpose

          If to the Company:  AFGL International, Inc.
                         850 Third Avenue. 11th Floor
                         New York, New York 10022
          Date:                    Attention: Barry S. Roseman
                         Telecopier No.:  (212) 508-3540

          with a copy to:     Christy & Viener
                         620 Fifth Avenue
                         New York, New York
                         Attention:  Richard B. Salomon, Esq.
                         Telecopier No.:  (212) 632-5555

or at such other address as any party may designate to any other party by written notice. All such notices and communications shall  be  deemed  to  have been duly  given:  (i)  at  the  time delivered by hand, if personally delivered, (ii) when received, if deposited in the mail, postage prepaid, (iii) when transmission is verified, if telecopied, and (iv) on the next Business Day, if timely delivered to an air courier guaranteeing overnight delivery.

          SECTION 21. Costs and Expenses. The Company agrees to pay all expenses of the Purchaser for the negotiation, preparation, execution, and delivery of this Agreement and each other Warrant Document and any consents, waivers, supplements or other modifications to this Agreement or any Warrant Document (including the reasonable fees of counsel retained by Purchaser in connection therewith), whether or not the transactions contemplated hereby are consummated, and the consideration of legal questions relevant hereto and thereto. The Company also agrees to reimburse the Purchaser and each Holder upon demand for all out-of-pocket expenses (including reasonable attorneys' fees and expenses) incurred by the Purchaser or such Holder in enforcing the obligations of the Company under this Agreement or any other Warrant Document or in connection with any amendment, waiver, consent, supplement or other modification to this Agreement or any Warrant Document.

          SECTION 22. Indemnification. (a) In consideration of the transactions contemplated by this Agreement and the other Warrant Documents, the Company hereby agrees to indemnify, exonerate and hold the Purchaser and each Holder, each of their respective successors and assigns, each of the respective officers, directors, employees, attorneys and agents of the Purchaser and each Holder and each of their respective successors and assigns (collectively, the "Indemnified Parties") free and harmless from and against any and all actions, causes of action, suits, losses, costs, liabilities, damages and expenses (irrespective of whether such Indemnified Party is a party to the action for which indemnification hereunder is sought), including attorneys' fees and disbursements (the "Indemnified Liabilities"), incurred by the Indemnified Parties or any of them or asserted or awarded against the Indemnified Parties or any of them as a result of, or arising out of, or relating to:

     (i) any transaction contemplated by this Agreement or any other Warrant Document;

     (ii) the making of any claim by any investment banking firm,
          broker   or   third  party  that  it  is  entitled   to
          compensation from any Indemnified Party in connection with this Agreement;

     (iii) any claim, investigation, litigation, or proceeding made or commenced by a third party related to this Agreement or any other Warrant Documents, whether or not the Indemnified Party or any other Indemnified Party is party thereto;

     (iv) the breach by the Company of any representation or warranty set forth in this Agreement or in any other
          Warrant Document; or

     (v) the failure of the Company to comply with all terms, conditions, and covenants set forth in this Agreement or in any other Warrant Document;

except  for  any  such Indemnified Liabilities  arising  for  the account of a particular Indemnified Party by reason of the relevant Indemnified Party's gross negligence or wilful misconduct as determined by a final and nonappealable decision of a court of competent jurisdiction. If and to the extent that the foregoing undertaking may be unenforceable for any reason, the Company hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. The foregoing indemnity shall become effective immediately upon the execution and delivery hereof and shall remain operative and in full force and effect notwithstanding the consummation of the transactions contemplated hereunder, the issuance or exercise of the Warrants hereunder, the termination of this Agreement pursuant to Section 24, the invalidity or unenforceability of any term or provision of this Agreement or any other Warrant Document, or any investigation made by or on behalf of any Holder or the Purchaser.

          (b) Promptly after receipt by an Indemnified Party of notice of the commencement of any action (including any governmental investigation or inquiry), such Indemnified Party will, if such Indemnified Party intends to make a claim in respect thereof against the Company, give written notice to the Company of the commencement thereof, but the omission so to notify the Company shall not relieve the Company from any of its obligations hereunder. In case any such action is brought against any Indemnified Party and it notifies the Company of the commencement thereof, the Company shall be entitled to participate in and to the extent that it may wish, to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party, and after notice from the Company to such Indemnified Party, the Company shall not be responsible for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof. The Company will not consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect of such claim or litigation.

          SECTION 23. Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Holders shall bind and inure to the benefit of their respective successors and assigns, including those by operation of law, merger, consolidation or as otherwise provided in subsection (i) or (j) of Section 15.

          SECTION 24. Termination. Except as otherwise provided herein, this Agreement shall terminate (i) with respect to any Holder, with respect to any Warrant Shares beneficially owned by such Holder which have been effectively registered under the Securities Act and sold pursuant to a Registration Statement or Shelf Registration Statement and (ii) in its entirety when (a) all Warrants have been exercised or expired unexercised in accordance with their terms or all Warrant Securities have been purchased pursuant to Section 19 hereof, and (b) all obligations of the Company (or any successor) shall have been satisfied in full and all contingencies in respect thereof shall no longer exist, including, without limitation, the obligations set forth in subsection (a) or (b) of Section 15.

          SECTION 25. Governing Law. THIS AGREEMENT AND THE WARRANTS SHALL BE GOVERNED BY THOSE PROVISIONS OF THE CORPORATE CODE OF THE JURISDICTION IN WHICH THE COMPANY IS INCORPORATED AND
ARTICLE 8 OF THE UNIFORM COMMERCIAL CODE OF THE JURISDICTION IN WHICH THE COMPANY IS INCORPORATED WHICH ARE NECESSARILY APPLICABLE TO SECURITIES ISSUED BY A CORPORATION INCORPORATED IN SUCH JURISDICTION AND OTHERWISE SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF NEW YORK AND FOR ALL PURPOSES SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF SAID STATE.

          SECTION 26. Benefits of this Agreement. Nothing in this Agreement shall be construed to give to any Person other than the Company and the Holders any legal or equitable right, remedy or claim under this Agreement; but this Agreement shall be for the sole and exclusive benefit of the Company and the Holders.

          SECTION 27. Counterparts. This Agreement may be executed in any number of counterparts and each such counterpart shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.

          SECTION 28. Amendments; Waiver. No provision of this Agreement may be amended or waived except by an instrument in writing signed by the party sought to be bound; provided, however, that any amendment requested or waiver sought from the Holders of any provision of this Agreement which affects Holders generally may be given by the Required Holders and any waiver so given shall be binding on all Holders; provided further, that the provisions of Section 11 with respect to the type of securities for which the Warrants are exercisable may not be changed without the consent of each Holder affected thereby. No failure or delay by any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall a waiver of a particular right or remedy on one occasion be deemed a waiver of any other right or remedy or a waiver of the same right or remedy on any subsequent occasion.

          SECTION 29. Waiver of Jury Trial. THE PURCHASER, EACH HOLDER AND THE COMPANY HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, ON THE WARRANTS OR ON ANY OF THE OTHER WARRANT DOCUMENTS, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH, THIS AGREEMENT, THE WARRANTS OR ANY OF THE OTHER WARRANT DOCUMENTS, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE PURCHASER, ANY HOLDER OR THE COMPANY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PURCHASER'S ENTERING INTO THIS AGREEMENT.

          SECTION 30. Jurisdiction. The Company hereby agrees that any legal action or proceeding against it with respect to this Agreement, the Warrants or any of the other Warrant Documents may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York as any Holder may elect, and, by execution and delivery hereof, it accepts and consents for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts and agrees that such jurisdiction shall be exclusive, unless waived by the Required Holders in writing, with respect to any action or proceeding brought by it against such Holders. The Company hereby irrevocably designates, appoints and empowers CT Corporation System whose present address is 1633 Broadway, New York, New York 10019, as its authorized agent to receive, for and on its behalf and its property, service of process in the State of New York when and as legal actions or proceedings may be brought in the courts of the State of New York or of the United States of America sitting in New York, and such service of process shall be deemed complete upon the date of delivery thereof to such agent, or upon the earliest of any other date permitted by applicable law. It is understood that a copy of said process served on such agent will be forwarded to the Company as soon as practicable, at its address set forth herein, but its failure to receive such copy shall not affect in any way the service of said process on said agent as the agent of the Company. The Company irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of the copies thereof by certified mail, return receipt requested, postage prepaid, to it at its address set forth herein, such service to become effective upon the earlier of (i) the date 10 calendar days after such mailing and (ii) any earlier date permitted by applicable law. The Company agrees that it will at all times continuously maintain an agent to receive service of process in the State of New York on behalf of itself and its properties and in the event that, for any reason, the agent named above or its successor shall no longer serve as its agent to receive service of process in the State of New York on its behalf, it shall promptly appoint a successor so to serve and shall advise the Holders thereof. The Company agrees that Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York shall apply to this Agreement and each of the other Warrant Documents and waives any right to stay or to dismiss any action or proceeding brought before said courts on the basis of forum non conveniens. Nothing herein shall affect the right of any Holder to bring proceedings against the Company in the courts of any other jurisdiction or to serve process in any other manner permitted by applicable law.

          SECTION 31. Specific Performance. The Company recognizes that the rights of the Holders under this Agreement and the other Warrant Documents are unique and, accordingly, the Holders shall, in addition to such other remedies as may be available to any of them at law or in equity, have the right to enforce their rights hereunder and thereunder by actions for injunctive relief and specific performance to the extent permitted by law. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Agreement or any of the other Warrant Documents and hereby agrees to waive in any action for specific performance the defense that a remedy at law would be adequate. This Agreement is not intended to limit or abridge any rights of the Holders which may exist apart from this Agreement.

          SECTION 32. Confidentiality. The Holders shall hold all non-public, proprietary or confidential information (which has been identified as such by the Company) obtained pursuant to the requirements of this Agreement in accordance with their customary procedures for handling confidential information of this nature; provided, however, that each Holder may make disclosure of any such information to its examiners, Affiliates, outside auditors, counsel, consultants, appraisers and other professional advisors in connection with this Agreement or as reasonably required by any proposed transferee in connection with the contemplated transfer of any Warrant Securities (but only if the proposed transferee agrees to be bound by the terms of this
Section 32) or as required or requested by an Governmental Authority or representative thereof or in connection with the enforcement hereof or of any other Warrant Document or pursuant to legal process. In no event shall any Holder be obligated or required to return any materials furnished to it by the Company.

          SECTION 33. Entire Agreement. The parties hereto agree that this Agreement, the Registration Rights Agreement and the Loan Documents constitute the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings between them as to such subject matter; and there are no restrictions, agreements, arrangements, oral or written, between any or all of the parties relating to the subject matter hereof which are not fully expressed or referred to herein or therein.


          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.


                                AFGL INTERNATIONAL, INC.



                                By:
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                                      Name:
                                      Title:



                                INTERNATIONALE NEDERLANDEN
                                (U.S.) CAPITAL CORPORATION



                                By:
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                                ___
                                      Name:
                                      Title: